EXHIBIT 11.1

                           RJR NABISCO HOLDINGS CORP.
                       COMPUTATION OF EARNINGS PER SHARE
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                           THREE MONTHS                   THREE MONTHS
                                                              ENDED                          ENDED
                                                        SEPTEMBER 30, 1995             SEPTEMBER 30, 1994
                                                   ----------------------------   ----------------------------
                                                    PRIMARY    FULLY DILUTED(A)    PRIMARY    FULLY DILUTED(A)
                                                   ---------   ----------------   ---------   ----------------
Average number of common and common equivalent
 shares outstanding during the period (in
 thousands):
 Common Stock and Series C Depositary Shares
   issued and outstanding at beginning of
     period......................................    325,251         325,251        323,721         323,721
 Average number of shares of common stock issued
   during the period (including shares of common
   stock issued during the period through the
   exercise of options)..........................        165             165            230             230
 Average number of shares related to value of
   restricted stock earned during the period.....        264             264            244             244
 Average number of stock options outstanding
   during the period and shares issuable under
   performance shares granted....................        849           1,213          2,323           3,049
 Shares issuable upon conversion of ESOP
   convertible preferred stock...................     --               3,025         --               3,090
                                                   ---------        --------      ---------        --------
 Average number of common and common equivalent
   shares outstanding during the period..........    326,529         329,918        326,518         330,334
                                                   ---------        --------      ---------        --------
                                                   ---------        --------      ---------        --------
Income (loss) applicable to common stock:
 Income before extraordinary item................  $     232      $      232      $     216      $      216
 Preferred stock dividends(B)....................        (34)            (30)           (33)            (29)
 Income tax benefit on ESOP preferred stock
   dividends.....................................     --                  (1)        --            --
                                                   ---------        --------      ---------        --------
 Income before extraordinary item applicable to
   common stock..................................        198             201            183             187
 Extraordinary item..............................        (16)            (16)        --            --
                                                   ---------        --------      ---------        --------
 Net income applicable to common stock...........  $     182      $      185      $     183      $      187
                                                   ---------        --------      ---------        --------
                                                   ---------        --------      ---------        --------
Income (loss) per common and common equivalent
 share:
 Income before extraordinary item................  $    0.61      $     0.61      $    0.56      $     0.57
 Extraordinary item..............................       (.05)           (.05)        --            --
                                                   ---------        --------      ---------        --------
 Net income......................................  $    0.56      $     0.56      $    0.56      $     0.57
                                                   ---------        --------      ---------        --------
                                                   ---------        --------      ---------        --------
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(A) For purposes of this Exhibit, the calculations of fully diluted earnings per share include common stock equivalents and other potentially dilutive securities that produce an anti-dilutive result.
(B) The 1995 preferred stock dividend amounts include approximately $5 million related to the exchange of RJRN Holdings' obligated mandatorily redeemable preferred securities of subsidiary trust for Series B Preferred Stock. See
    Note 6 to the Consolidated Condensed Financial Statements.